Exhibit 10.3
BASIC ENERGY SERVICES, INC.
FORM OF RESTRICTED STOCK GRANT AGREEMENT
(Non-Employee Director)
Grantee:
     1. Grant of Stock. As of the Grant Date (identified in Section 12 below), Basic Energy Services, Inc. (formerly BES Holding Co.), a Delaware corporation (the “Company”), hereby grants to the Grantee (identified above), an employee of the Company, the number of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) identified in Section 12) below (the “Shares”), subject to the terms and conditions of this agreement (the “Agreement”) and the Second Amended and Restated Basic Energy Services, Inc. 2003 Incentive Plan (as amended, the “Plan”). The Plan is hereby incorporated in this Agreement in its entirety by reference. The Shares, when delivered to Grantee upon expiration of the vesting period, shall be fully paid and nonassessable.
     2. Definitions. All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise provided herein. Section 12 below sets forth meanings for certain of the capitalized terms used in this Agreement.
     3. Vesting Term. The Shares granted to Grantee hereunder on the Grant Date (identified in Section 12 below) will vest in the Grantee in the increments set forth in Section 12 below on each of the dates set forth in Section 12 below.
     4. Grant Price. No consideration shall be payable by the Grantee to the Company for the Shares.
     5. Restriction on Shares.
     (a) The Shares granted to Grantee hereunder shall be maintained in book entry form or the stock certificates shall be retained in the possession of the Company until vested in the Grantee as provided in Sections 3 and 12 hereof.
     (b) All unvested shares will be forfeited by the Grantee (a) if the Grantee is removed from the Board of Directors of the Company for “Cause” before the Shares are vested or (b) if the Grantee terminates his position as a member of the Board of Directors of the Company before the Shares are vested for any reason other than the death or “Disability” of the Grantee, as such terms “Cause” or “Disability” or equivalent terms (such as “Termination for Cause”) are defined in the Plan at the time of such termination of employment to the extent not modified in Section 12 below.
     (c) At such time as the vesting period is satisfied, a certificate for the Shares no longer subject to forfeiture will be delivered to the Grantee without the legend set forth in Section 5(e) below.

     (d) From and after the date of this Grant and prior to any forfeiture of the Shares, the Grantee shall be entitled to vote the Shares and shall be entitled to receive any cash dividends payable on the Shares. Any stock dividends applicable to the Shares shall be retained by the Company until the vesting period of the Shares on which the stock dividend was issued is satisfied.
     (e) Any book entry of shares or certificate representing the Shares granted hereunder shall be issued to the Grantee pursuant to the terms of the Plan as of the Grant Date and shall be marked with the following legend:
“The shares represented by this certificate have been issued pursuant to the terms of the Second Amended and Restated Basic Energy Services, Inc. 2003 Incentive Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as set forth in the terms of such Plan or Award dated March 11, 2008.”
     6. Independent Legal and Tax Advice. Grantee acknowledges that the Company has advised Grantee to obtain independent legal and tax advice regarding the grant of the Shares in accordance with this Agreement and any disposition of any such Shares.
     7. Reorganization of Company. The existence of this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue or bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
     8. Investment Representation. Grantee will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with any federal or state securities law. Moreover, any stock certificate for any Shares issued to Grantee hereunder may contain a legend restricting their transferability as determined by the Company in its discretion. Grantee agrees that Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of Shares hereunder to comply with any law, rule or regulation that applies to the Shares subject to this Agreement.
     9. No Guarantee of Employment. This Agreement shall not confer upon Grantee any right to continued employment with the Company or any Affiliate thereof.
     10. Withholding of Taxes; Share Withholding. The Grantee shall have the responsibility of discharging all taxes (state and federal) owed by the Grantee as a result of this Agreement. Grantee agrees that, if he makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with regard to the Shares, he will so notify the Company in writing within two (2) weeks after making such election, so as to enable the Company to timely comply with any applicable governmental reporting requirements. In accordance with Section 9(b) of the Plan, the Company hereby agrees that the Grantee may direct the Company to satisfy the Company’s actual withholding tax obligations through the “constructive” tender and withholding of vested Restricted Stock under this Agreement; provided, the Company may revoke such right at any time prior to the vesting date of Awards under this Agreement by giving written notice to the Grantee.
     11. General.
     (a) Notices. All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either of the parties to one another, or to their permitted transferees if applicable. Notices shall be effective upon receipt.
     (b) Transferability of Grant. The rights of the Grantee pursuant to this Agreement are not transferable by Grantee. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of Grantee or any permitted transferee thereof. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Shares, prior to the lapse of restrictions, that does not satisfy the requirements hereunder shall be void and unenforceable against the Company.
     (c) Amendment and Termination. No amendment, modification or termination of this Agreement shall be made at any time without the written consent of Grantee and the Company.
     (d) No Guarantee of Tax Consequences. The Company and the Committee make no commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Agreement. The Grantee has been advised and been provided the opportunity to obtain independent legal and tax advice regarding the award of Shares pursuant to this Agreement and the disposition of any Common Stock acquired thereby.
     (e) Severability. In the event that any provision of this Agreement shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had not been included therein.
     (f) Supersedes Prior Agreements. This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and the Grantee regarding the grant of the Shares covered hereby.
     (g) Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas without regard to its conflict of law provisions, to the extent federal law does not supersede and preempt Texas law.
     (h) No Trust or Fund Created. This Agreement shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Grantee or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliates pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

     (i) Other Laws. The Company retains the right to refuse to issue or transfer any Shares if it determines that the issuance or transfer of such Shares might violate any applicable law or regulation or entitle the Company to recover under Section 16(b) of the Securities Exchange Act of 1934.
     (j) Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors of the Company and all persons lawfully claiming under the Grantee.
     12. Definitions and Other Terms. The following capitalized terms shall have those meanings set forth opposite them:

(a) Grantee:	The person specified as the Grantee on page 1 and the signature page hereto

(b) Grant Date:	March 11, 2008

(c) Shares:	Shares of the Company’s Common Stock

(d) Vesting:	Subject to Section 5 above and the terms of the Plan, the Grantee shall vest in all rights to the Shares and any rights of the Company to such Shares shall lapse with respect to the Shares on the earlier of (i) the dates set forth below; (ii) a Change in Control; (iii) the death or Disability of the Grantee; or (iv) Grantee attains the age 75 and terminates service on the Board. If not earlier vested, the Shares shall vest according to the following schedule:

March 15, 2010 - Shares
March 15, 2011 - Shares
March 15, 2012 - Shares
March 15, 2013 - Shares

(e) Disability.	“Disability” shall mean that Grantee is entitled to receive long-term disability (“LTD”) income benefits under the LTD plan or policy maintained by the Company that covers Grantee. If, for any reason, Grantee is not covered under such LTD plan or policy, then “Disability” shall mean a “permanent and total disability” as defined in Section 22(e)(3) of the Code and Treasury regulations thereunder. Evidence of such Disability shall be certified by a physician acceptable to the Company. Grantee agrees to submit to any examinations that are reasonably required by the attending physician or other healthcare service providers to determine whether he or she has a Disability.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has hereunto executed this Agreement as of the same date, to be effective as of March  , 2008.

BASIC ENERGY SERVICES, INC.

By:
Name:
Title:

Address for Notices:

Basic Energy Services, Inc.
P.O. Box 10460
Midland, Texas 79702
Fax: (432) 620-5501

Attn: President

GRANTEE

Address for Notices:

Fax:

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